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                                                                      EXHIBIT 11

INDEPENDENT AUDITORS' CONSENT

The Municipal Fund Accumulation Program, Inc.:


We consent to the use in Post-Effective Amendment No. 22 to Registration Statement No. 2-57442 of our report dated February 3, 1997 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement and "General Information--Auditors and Financial Statements" appearing in the Statement of Additional Information.



Deloitte & Touche LLP
Princeton, New Jersey
April 25, 1997